Exhibit 10.1

SEPARATION AGREEMENT

This SEPARATION AGREEMENT (“Agreement”) is made and entered into by Gary G. Greenfield (the “Executive”) and Avid Technology, Inc. (“the Company”) as of February 6, 2013.

1. SEPARATION DATE. The Company and the Executive have mutually agreed that the Executive's employment with the Company will terminate effective February 11, 2013 (the “Separation Date”). In furtherance thereof, the Executive hereby resigns (i) his positions as Chairman of the Company’s Board of Directors, Chief Executive Officer and President of the Company and (ii) his employment with the Company and each affiliate of the Company, in each case effective as of the Separation Date. The Executive and the Company each hereby waive any advance notice period which otherwise may have been required in connection with the Executive’s termination of employment. Executive will remain a member of the Company’s Board of Directors (the “Board”) following the Separation Date, subject to the Company’s Certificate of Incorporation and Amended and Restated Bylaws and shall be entitled to cash compensation as an outside director in respect of such service following the Separation Date in accordance with the compensation policy of the Board in effect from time to time; provided that the Executive agrees that he shall not be entitled to an initial director equity grant due to the change in his status to a non-employee member of the Board. The Company shall continue to provide the Executive with his existing salary and benefits through the Separation Date and shall provide the Executive with any accrued and vested vacation and benefits following the Separation Date in accordance with the terms of the applicable Company benefit policy or plan. The Company shall reimburse the Executive for all reasonable travel, entertainment or other expenses incurred by the Executive prior to the Separation Date in connection with the performance of his duties to the Company in accordance with the Company’s expense reimbursement policy.

2. ELIGIBILITY FOR SEVERANCE BENEFITS UNDER EXISTING AGREEMENT. The Executive is currently party to an Amended and Restated Executive Employment Agreement with the Company, as amended March 14, 2011 (the "Employment Agreement"). Provided that the Release (as described in Paragraph 3) becomes effective, the parties hereto agree that the termination of the Executive's employment described in Paragraph 1 hereof will be treated as a termination of employment under Section 4.1.4 of the Employment Agreement, which will entitle the Executive to the severance payments and benefits described in Section 4.3.3 of the Employment Agreement (the "Severance Benefits"), which shall be paid or provided in such amounts and in such manner as is described in Paragraph 4 below.

3. EXECUTIVE'S RELEASE OF CLAIMS. Pursuant to the Employment Agreement, in order to receive the Severance Benefits, the Executive is required to execute and not revoke a release in favor of the Company in the form attached hereto as Exhibit A (the “Release”). In the event that the Executive does not execute the Release or timely revokes the Release, this Agreement shall be null and void, ab initio and the Executive will not be entitled to the Severance Benefits.

4. ACCRUED BENEFITS AND SEVERANCE BENEFITS.

(a) Accrued Benefits. The Company shall provide the Executive with the accrued compensation and benefits described in Section 4.3.3(a) of the Employment Agreement; provided that the Executive acknowledges that the Executive’s entitlement to an Annual Incentive Bonus in respect of 2012 will be determined by the Compensation Committee of the Board in accordance with the provisions of the 2012 Annual Incentive Bonus Program and that such bonus, if any, will be paid as described in Section 3.2 of the Employment Agreement. The payment in respect of the Executive’s accrued and unused vacation as of the date hereof is $108,000.

(b) Salary Continuation. Following the effectiveness of the Release, the Company shall pay the Executive salary continuation during the twelve (12) month period following the Separation Date as provided in Section 4.3.3(b) of the Employment Agreement, in the aggregate amount of $1,014,000, in accordance with the payment schedule described in Section 4.3.3(b); provided that not more than $510,000 of such amount shall be paid to the Executive with respect to such salary continuation during the six month period immediately following the Separation Date; further provided that any reductions made on account of the foregoing limitation shall be applied to the latest payment(s) during such period and any amounts so reduced shall be paid in the Company’s first payroll period immediately following the expiration of such six month period.

(c) Payment in Respect of Bonuses. The Company shall pay the Executive the sum of $936,000 and of $187,200 (resulting in a total payment of $1,123,200), within ten business days after the Release becomes irrevocable, as provided in Section 4.3.3(c) of the Employment Agreement.

(d) Payment in Respect of Section 4.3.3(d). Following the effectiveness of the Release, the Company shall pay the Executive the amount of $30,000 in full satisfaction of the Company’s obligations set forth in Section 4.3.3(d) of the Employment Agreement.

(e) Outplacement. The Company shall provide the Executive with the outplacement services described in Section 4.3.3(e) of the Employment Agreement, in accordance with the provisions of such section.

(f) Treatment of Equity Awards. The Executive’s outstanding equity awards shall be treated in the following manner:

(i) Unvested Time-Vesting Options. Upon the effectiveness of the Release, the Executive will become vested in (A) 190,000 of the stock options granted to the Executive on February 24, 2012 (with an exercise price of $11.71 per share) and (B) the remaining unvested options held by the Executive with an exercise price of $13.99 per share. Except as set forth in this Paragraph 4(f)(i), each other time-vesting stock option award or portion thereof that is unvested as of the Separation Date shall be forfeited on the Separation Date.

2

(ii) Unvested Time-Vesting Restricted Stock Units. Upon the effectiveness of the Release, the Executive will become vested in (A) 25,000 of the restricted stock units granted to the Executive on February 24, 2012 and (B) an additional 24,610 of the restricted stock units granted to the Executive on February 16, 2011. Except as set forth in this Paragraph 4(f)(ii), each other time-vesting restricted stock unit award or portion thereof that is unvested as of the Separation Date shall be forfeited on the Separation Date.

(iii) Other Equity Awards; Unvested Performance Awards. Each equity or equity-based award held by the Executive which is unvested as of the Separation Date (after giving effect to the provisions of this Paragraph 4(f)), including, without limitation, all unvested awards the vesting of which is contingent upon the attainment of performance goals, shall be forfeited on the Separation Date.

(iv) Exercise Period of Vested Options. All stock options held by the Executive which are vested as of the Separation Date (after giving effect to the vesting described in Paragraph 4(f)(i) hereof) shall remain exercisable for the thirteen (13) month period commencing on the Separation Date.

(g) Other Matters. The Executive hereby acknowledges that, in connection with his termination of employment with the Company or any event subsequent to such termination, the Executive shall not be entitled to receive from the Company or an affiliate any severance pay or benefits except as described in this Paragraph 4 and that the payments described in this Paragraph 4 are in full satisfaction of the Company’s severance obligations to the Executive. The Company shall reimburse the Executive for the legal fees, incurred by the Executive in connection with the negotiation and execution of this Agreement, up to a maximum of $5,000. Such reimbursement shall be made by the Company within twenty business days of the Executive’s submission to the Company of an invoice or invoices from counsel, which submission shall be made no later than March 1, 2013. All payments and benefits referenced hereunder shall be subject to required tax withholding.

5. SURVIVAL OF EXISTING AGREEMENT. This Agreement supplements and does not supersede the Employment Agreement, which shall remain in effect in accordance with its terms to the extent applicable to periods following the Separation Date. Without limiting the generality of the foregoing, the Executive and the Company agree that the provisions of Sections 4.4, 4.5, Article V, Article VI of the Employment Agreement remain in effect in accordance with their terms. The Executive and the Company further agree that, except with respect to Section 4.4 and 4.5 of the Employment Agreement, the provisions of this Agreement supersede the provisions of Article IV of the Agreement and that any entitlement to severance payments or benefits upon or following a termination of the Executive’s employment with the Company shall be solely governed by this Agreement.

3

6. 409A COMPLIANCE. The Company and the Executive each hereby affirm that it is their mutual view that the provision of payments and benefits described or referenced herein are exempt from or in compliance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the Treasury regulations relating thereto ("Section 409A") and that each party’s tax reporting shall be completed in a manner consistent with such view. The Company and the Executive each agree that upon the Separation Date, the Executive will experience a "separation from service" for purposes of Section 409A.

7. RETURN OF PROPERTY AND COMPANY INFORMATION. At the completion of the Executive’s service as a member of the Board (or at such other time as may be requested by the Company) Executive shall return to the Company, within five calendar (5) days of the applicable date, all materials containing Company Information (as defined below), and any copies, duplicates, reproductions or excerpts thereof, including, but not limited to, documents and memoranda, and all other property belonging to Company which in each case is in Executive's possession or control. The term Company Information as used in this Agreement means (a) confidential information including, without limitation, information received from third parties under confidential conditions; and (b) other technical, business or financial information which Company regards as confidential and the use or disclosure of which might reasonably be considered to be contrary to the interests of Company. Notwithstanding the foregoing, the Executive shall be entitled to retain his current personal computer; provided that the Executive shall first permit the Company access to such computer in order to remove such information as the Company shall determine.

8. TIME AND DISCLOSURES. Executive acknowledges that he has been given at least twenty-one (21) days to consider whether to execute this Agreement and the Release.

9. EXECUTIVE ACKNOWLEDGEMENT. The Executive acknowledges that:

(a) The Executive has carefully read all provisions of this Agreement and fully understands what those provisions mean.

(b) The Executive has been advised by the Company of his or her right to review this Agreement with his legal counsel and other advisors prior to executing it.

(c) The Executive is entering into this Agreement of the Executive’s own free will and choice, without being pressured, forced or coerced into signing in exchange for good and valuable consideration on the part of the Company. The Executive is in good health and of sound mind, and there is no reason why the Executive would be unable to make a knowing and voluntary decision to agree to this Agreement.

4

(d) The Executive understands and agrees that if any provision of this Agreement shall, for any reason, be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair, or invalidate the remainder of the Agreement, but shall be confined in its operation to the provision of this Agreement directly involved in the controversy in which such judgment shall have been rendered and the remainder of the Agreement shall remain valid and enforceable in accordance with its terms.

10. NO ADMISSION OF WRONGDOING. Nothing herein is to be deemed to constitute an admission of wrongdoing by the Executive, the Company or any of its affiliates.

11. ENTIRE AGREEMENT. This Agreement, together with the Employment Agreement and the documents evidencing the awards described in Paragraph 4(f)(i) and 4(f)(ii) represent the entire agreement of the parties regarding the subject matter hereof. The Executive represents that, in executing this Agreement, the Executive has not relied upon any representation or statement made by the Company or any affiliate of the Company, other than those set forth herein, with regard to the subject matter, basis or effect of this Agreement or otherwise.

THE EXECUTIVE IS ADVISED TO READ THIS DOCUMENT AND THE RELEASE CAREFULLY. THIS DOCUMENT AND THE RELEASE ARE LEGAL DOCUMENTS. THEY INCLUDE AN AGREEMENT BY THE EXECUTIVE TO GIVE UP ALL KNOWN AND UNKNOWN CLAIMS AGAINST THE COMPANY, ITS SUCCESSORS, SUBSIDIARIES AND AFFILIATES (AND THE OTHER RELEASED PARTIES DESCRIBED IN THE RELEASE).

SIGNATURE PAGE FOLLOWS

5

To indicate your understanding and acceptance of the terms set forth in this Agreement, please sign and date this Agreement in the space provided below and return it to me.

AVID TECHNOLOGY, INC.

By:	/s/ Jason Duva	2/6/13
Print Name: Jason Duva		Date

Gary G. Greenfield

/s/ Gary G. Greenfield	2/6/13
Date

6

EXHIBIT A

RELEASE OF CLAIMS

This General Release of Claims (the "General Release") is being executed by Gary G. Greenfield ("Executive"), for and in consideration of certain amounts payable under the Executive Employment Agreement (the "Employment Agreement") originally entered into between him and Avid Technology, Inc. (the "Company") on December 17, 2007 and as amended and restated on December 20, 2010 and March 14, 2011, and is conditioned upon the Company’s release of Executive, in such form as is reasonably satisfactory to the Company, of any and all claims with respect to acts or omissions on the part of Executive that occurred prior to the date that Executive executes this General Release. Executive agrees as follows:

Executive, on behalf of himself and his agents, heirs, executors, administrators, successors and assigns, hereby releases and forever discharges the Company, and any and all of the affiliates, stockholders, officers, directors, employees, agents, counsel, and successors and assigns of the Company, from any and all complaints, claims, demands, damages, lawsuits, actions, and causes of action which he has or may have against any one or more of them by reason of any event, matter, cause or thing which has occurred prior to the date this General Release is executed by Executive arising from or related to his employment with the Company, or the termination of that employment, including but not limited to: all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Americans With Disabilities Act of 1990, 42 U.S.C., § 12101 et seq., the Equal Pay Act of 1963, 29 U.S.C. § 206(d), the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Massachusetts Fair Employment Practices Act, M.G.L. c.151B, §1 et seq., and any and all other similar applicable federal and state statutes, all as amended; all claims arising out of Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. § 1681 et seq., the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., and the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2101 et seq., all as amended; all claims under the Massachusetts Civil Rights Act, M.G.L. c.12 §§11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c.93 §102 and M.G.L. c.214, §1C, the Massachusetts Labor and Industries Act, M.G.L. c. 149, §1 et seq., and the Massachusetts Privacy Act, M.G.L. c.214, §1B and the Massachusetts Maternity Leave Act , M.G.L. c. 149, §105(d), all as amended; all common law claims including, but not limited to, actions in tort, defamation and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise, including but not limited to claims to stock or stock options; and any claim or damage (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this General Release prevents the Executive from filing, cooperating with, or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency (except that the Executive acknowledges that he may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding), and provided further, however, that nothing herein is intended to be construed as releasing the Company from any obligation set forth in the Employment Agreement. Executive further hereby irrevocably and unconditionally waives any and all rights to recover any relief and damages concerning the claims that are lawfully released in this Paragraph. Executive represents and warrants that he has not previously filed or joined in any such claims against the Company or any of its affiliates or subsidiaries, and that he has not given or sold any portion of any claims released herein to anyone else, and that he will indemnify and hold harmless the persons and entities released herein from all liabilities, claims, demands, costs, expenses and/or attorneys' fees incurred as a result of any such assignment or transfer.

1

Executive acknowledges that this is a General Release, and he agrees and understands that he is specifically releasing all claims under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq, as amended by the Older Workers Benefit Protection Act. Executive acknowledges that he has read and understands the foregoing General Release and executes it voluntarily and without coercion. He further acknowledges that he is being advised herein in writing to consult with an attorney prior to executing this General Release, and that he has had more than 21 days within which to consider this General Release. Executive understands that he has seven days following his execution of this General Release to revoke it in writing, and that this General Release is not effective or enforceable until after this seven-day period. For such revocation to be effective, notice must be received at the principal office of the Company, no later than 11:59 p.m. on the seventh calendar day after the date on which Executive has signed this General Release. Executive expressly agrees that, in the event he revokes this General Release, the Company shall not be obligated to pay him any amounts the payment of which is expressly conditioned under the Employment Agreement on the effectiveness of this General Release and further agrees that the release of claims by the Company set forth below will be null and void, ab initio.

Notwithstanding any other provision of this General Release to the contrary or potentially interpretable to the contrary, it is expressly agreed and understood that the Executive is not releasing hereunder (i) any rights or potential claims for indemnification as otherwise available to Executive as an officer, director, agent or in any other capacity, (ii) any rights or potential claims with respect to any event, matter, cause or thing which occurs after the date that Executive executes this General Release, including without limitation, any such rights or potential claims which arise after the date that Executive executes this General Release with respect to the Employment Agreement or with respect to any other agreement to which the Company and Executive are parties, or (iii) any claims for benefits under employee benefit plans.

The Company, on behalf of itself and its subsidiaries, hereby releases and forever discharges the Executive from any and all complaints, claims, demands, damages, lawsuits, actions, and causes of action which it or they have or may have against the Executive by reason of any event, matter, cause or thing which has occurred prior to the date this General Release is executed by the Company arising from or related to his employment with the Company, or the termination of that employment, including but not limited to all common law claims including, but not limited to, actions in tort, defamation and breach of contract; provided that the effectiveness of the Company’s release hereunder shall be conditioned on the effectiveness of the Executive’s General Release.

IN WITNESS WHEREOF, the Executive and the Company have executed this Release Agreement, on the dates set forth below.

ACCEPTED AND AGREED TO:	ACCEPTED AND AGREED TO:

Gary G. Greenfield	Avid Technology, Inc.

/s/ Gary G. Greenfield	/s/ Jason Duva

2/6/13	2/6/13
Date	Date

2